EXHIBIT 99.1

CB Financial Services, Inc. Announces First Quarter 2015 Results

CARMICHAELS, Pa., April 30, 2015 (GLOBE NEWSWIRE) -- CB Financial Services, Inc. ("CB") (Nasdaq:CBFV), the holding company of Community Bank (the "Bank"), today announced net income increased $1.2 million, to $2.3 million for the three months ended March 31, 2015 compared to $1.1 million for the three months ended March 31, 2014. Earnings per share increased $0.10, to $0.56 for the three months ended March 31, 2015 compared to $0.46 for the three months ended March 31, 2014. The quarter results were largely impacted by the merger of FedFirst Financial Corporation, the Monessen, Pennsylvania based holding company for First Federal Savings Bank, with the CB effective on October 31, 2014.

"We are pleased to announce a successful first full quarter of combined post-merger operations," said Barron P. McCune, Jr., Vice Chairman, President and Chief Executive Officer. "The Company greatly improved its net interest margin quarter over quarter while maintaining strong asset quality. As part of the merger, we received Exchange Underwriters, Inc.; this helped to boost noninterest income by over 150%. For the balance of 2015, we will continue to focus on loan and core deposit growth and increasing fee income. We will also continue to focus on leveraging the efficiencies gained in the merger to control noninterest expenses."

FIRST QUARTER RESULTS

Statement of Income Review

Net Interest Income. Net interest income increased $3.3 million, or 81.5%, to $7.5 million for the three months ended March 31, 2015 compared to $4.1 million for the three months ended March 31, 2014.

Interest and dividend income increased $3.6 million, or 78.6%, to $8.2 million for the three months ended March 31, 2015 compared to $4.6 million for the three months ended March 31, 2014. Interest income on loans increased $3.5 million due to an increase in average loans outstanding of $304.8 million primarily due to the merger. Other interest and dividend income increased $135,000 primarily due to an increase in FHLB stock dividends, which included the payment of a special dividend of $56,000 in the first quarter of 2015. Interest income on securities exempt from federal tax decreased $59,000 due to deploying proceeds from security calls and maturities into loans and for merger-related funding purposes.

Interest expense increased $249,000, or 53.0%, to $719,000 for the three months ended March 31, 2015 compared to $470,000 for the three months ended March 31, 2014. Interest expense on deposits increased $169,000 due to an increase in average deposits of $178.2 million primarily due to the merger. Despite the increase in average balances, the average cost of interest-bearing deposits decreased 4 basis points, primarily related to the repricing of maturing certificates of deposit to lower rates. Interest expense on other borrowed funds and short-term borrowings increased $59,000 and $21,000, respectively, primarily due to an increase in average borrowings of $44.0 million.

Provision for Loan Losses. The provision for loan losses was $300,000 for the three months ended March 31, 2015. There was no provision for loan losses in the three months ended March 31, 2014. Net charge-offs for the three months ended March 31, 2015 were $17,000 compared to net charge-offs of $10,000 for the three months ended March 31, 2014. Management analyzes the loan portfolio on a quarterly basis to determine the adequacy of the allowance for loan losses and the need for additional provisions for loan losses and determined a provision of $300,000 was necessary due to loan growth, primarily in indirect auto loans, and an increase in substandard-rated loans.

Noninterest Income. Noninterest income increased $1.1 million to $1.8 million for the three months ended March 31, 2015 compared to $724,000 for the three months ended March 31, 2014 primarily due to a $928,000 increase in insurance commission from the acquisition of Exchange Underwriters, Inc., an insurance brokerage subsidiary, as part of the merger. Included in insurance commissions are $211,000 of contingency fees, which are commissions that are contingent upon several factors including, but not limited to, eligible written premiums, earned premiums, incurred losses and stop loss charges. These contingency fees are typically earned in the first quarter of the year. Service fees on deposit accounts increased $122,000 primarily due to check card fees from deposit accounts acquired in the merger. In addition, income from bank owned life insurance increased $60,000 due to the acquisition of policies in the merger.

Noninterest Expense. Noninterest expense increased $2.3 million, or 66.2%, to $5.7 million for the three months ended March 31, 2015 compared to $3.5 million for the three months ended March 31, 2014. Salaries and employee benefits increased $1.3 million primarily due employees retained as a result of the merger as well as normal salary increases. Occupancy and equipment increased $152,000 and $133,000, respectively, primarily due to the acquisition of branches in the merger and increased costs associated with the prior year upgrade of the data processing system to accommodate additional account activity. Advertising increased $136,000 related to a cooperative marketing agreement at Exchange Underwriters, Inc. and advertising initiatives to promote the merger. Amortization of core deposit intangible increased $134,000 due to amortization of the core deposit intangible from the merger. PA shares tax increased $86,000 due to an increase in stockholders' equity as a result of the merger.

Statement of Condition Review

Assets. Total assets increased $5.1 million, or 0.6%, to $851.5 million at March 31, 2015 compared to $846.3 million at December 31, 2014. During the three months ended March 31, 2015, funds generated from deposit growth and maturities and calls of available-for-sale securities were used to paydown short-term borrowings and fund loan growth.

Investment securities classified as available-for-sale decreased $4.2 million, or 4.0%, to $101.2 million at March 31, 2015 compared to $105.4 million at December 31, 2014. This decrease was primarily the result of security maturities and calls that were utilized to fund loans and were partially reinvested in U.S. government agency securities and obligations of states and political subdivisions.

Loans, net, increased $5.3 million, or 0.8%, to $685.7 million at March 31, 2015 compared to $680.5 million at December 31, 2014 primarily due to increases of $5.9 million in consumer loans (largely indirect auto loans) and $2.8 million in residential loans, partially offset by a $2.7 million decrease in commercial loans.

Liabilities. Total liabilities increased $3.4 million, or 0.4%, to $767.8 million at March 31, 2015 compared to $764.4 million at December 31, 2014.

Total deposits increased $11.9 million, or 1.7%, to $709.4 million at March 31, 2015 compared to $697.5 million at December 31, 2014. There were increases of $9.2 million in broker deposits, $5.4 million in savings, $2.3 million in money market accounts and $1.5 million in demand deposits, partially offset by decreases of $4.0 million in NOW accounts and $2.4 million in certificates of deposit. Broker deposits increased primarily due to the Bank participating in a reciprocal deposit network, which allows participating institutions to both send and receive identical amounts simultaneously and provides increased FDIC insurance coverage on customer deposit amounts greater than $250,000. The reciprocal deposit network does not share the same characteristics of traditional broker deposits because they are based on actual customer relationships. In addition, during the first quarter, municipal deposit balances increased due to cyclical collections of property tax receipts. Due to the low interest rate environment, the Bank has been selective on promotional interest rates and has concentrated its efforts on increasing noninterest-bearing accounts by building strong customer relationships. The Bank attributes the decrease in certificates of deposit primarily to customer hesitancy to commit to long-term financial instruments in the prevailing low interest rate environment.

Short-term borrowings decreased $22.7 million, or 48.6%, to $24.0 million at March 31, 2015 compared to $46.7 million at December 31, 2014. Conversely, other borrowed funds increased $13.9 million, or 92.1%, to $29.1 million at March 31, 2015 compared to $15.1 million at December 31, 2014. Funds generated from deposit growth were utilized to paydown a portion of short-term borrowings whereas another portion of short-term borrowings were replaced with long-term borrowings to decrease the Company's susceptibility to interest rate risk in the event of rising interest rates.

Stockholders' Equity. Stockholders' equity increased $1.8 million, or 2.2%, to $83.7 million at March 31, 2015 compared to $81.9 million at December 31, 2014. During the period, net income was $2.3 million and the unrealized gain position of the security portfolio increased $331,000. The Company also paid $855,000 in dividends to stockholders.

About CB Financial Services, Inc

CB Financial Services, Inc. is the bank holding company for Community Bank, a Pennsylvania-chartered commercial bank. Community Bank operates 16 offices in Greene, Allegheny, Washington, Fayette, and Westmoreland Counties in southwestern Pennsylvania. Community Bank offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance brokerage services through Exchange Underwriters, Inc., its wholly owned subsidiary. Financial highlights of the Company are attached.

Statements contained in this news release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, changes in federal and state regulation, actions by our competitors, loan delinquency rates, our ability to control costs and expenses, and other factors that may be described in the Company's periodic reports as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update any forward-looking statement except as may be required by applicable law or regulation.

CB FINANCIAL SERVICES, INC.
SELECTED FINANCIAL INFORMATION

(Dollars in thousands, except share and per share data)	(Unaudited) March 31, 2015	December 31, 2014
Selected Financial Condition Data:
Assets	$ 851,457	$ 846,314
Cash and cash equivalents	15,902	11,751
Securities available-for-sale	101,217	105,449
Securities held-to-maturity	502	504
Loans receivable, net	685,706	680,451
Deposits	709,438	697,494
Borrowings	53,093	61,820
Stockholders' equity	83,683	81,912

	(Unaudited) Three Months Ended March 31,
	2015	2014
Selected Operations Data:
Interest and dividend income	$ 8,175	$ 4,578
Interest expense	719	470
Net interest income	7,456	4,108
Provision for loan losses	300	--
Net interest income after provision for loan losses	7,156	4,108
Noninterest income	1,826	724
Noninterest expense	5,747	3,457
Income before income taxes	3,235	1,375
Income taxes	940	296
Net income	$ 2,295	$ 1,079

Dividends per share	$ 0.21	$ 0.21
Earnings per share - basic	0.56	0.46
Earnings per share - diluted	0.56	0.46

Weighted average shares outstanding - basic	4,071,462	2,344,477
Weighted average shares outstanding - diluted	4,071,462	2,354,977

	(Unaudited) Three Months Ended March 31,
	2015	2014
Selected Financial Ratios(1):
Return on average assets	1.09%	0.81%
Return on average equity	11.20	10.09
Average interest-earning assets to average interest-bearing liabilities	132.93	137.21
Average equity to average assets	9.77	7.98
Net interest rate spread	3.77	3.24
Net interest margin	3.89	3.38
Net charge-offs to average loans	0.01	0.01

	(Unaudited)
	Period Ended
	March 31, 2015	December 31, 2014
Allowance for loan losses to total loans	0.79%	0.76%
Allowance for loan losses to nonperforming loans	77.35	71.14
Nonperforming loans to total loans	1.02	1.06
Nonperforming assets to total assets	0.90	0.90
Common equity tier 1 capital (to risk weighted assets) (2)	12.13	N/A
Tier 1 capital (to risk weighted assets) (2)	12.13	11.63
Total capital (to risk weighted assets) (2)	13.05	12.50
Tier 1 leverage (to adjusted total assets) (2)	8.64	9.33
Common equity tier 1 capital (to risk weighted assets) (3)	12.37	N/A
Tier 1 capital (to risk weighted assets) (3)	12.37	11.82
Total capital (to risk weighted assets) (3)	13.29	13.06
Tier 1 leverage (to adjusted total assets) (3)	8.80	9.48
Book value per share	$ 20.55	$ 20.12
Outstanding shares	4,071,462	4,071,462

(1) Ratios are calculated on an annualized basis.
(2) Capital ratios are for Community Bank only.
(3) Capital ratios are for CB Financial Services, Inc.

Note:
Certain items previously reported may have been reclassified to conform with the current reporting period's format.
CONTACT: CB Financial Services, Inc.
         Barron P. "Pat" McCune, Jr.
         Vice Chairman, President and Chief Executive Officer
         Telephone: (724) 225-2400